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                                                                   Exhibit 23(l)


                        CONSENT OF INDEPENDENT AUDITORS

Equipment Supply Co., Inc. and Affiliates
Burlington, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting part of Amendment No. 2 (Registration No. 333-64463) of this Registration Statement of United Rentals, Inc., (the "Company") on Form S-3, of our report dated June 19, 1998, except for Notes 9 and 15 which are as of July 10, 1998, relating to the combined financial statements of Equipment Supply Co., Inc. and Affiliates, which appear in the Company's Reports on Form 8-K dated July 21, 1998 and December 24, 1998. We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                BDO Seidman LLP
                                Philadelphia, Pennsylvania
                                January 21, 1999